Exhibit 99.1
CONSOL Energy Announces Results for the Second Quarter 2018

CANONSBURG, PA (August 2, 2018) - CONSOL Energy Inc. (NYSE: CEIX) today reported financial and operating results for the quarter ended June 30, 2018.

Second Quarter 2018 Highlights

Highlights of the CEIX second quarter 20181 results include:

•	Net income and cash flow from operations of $52.7 million and $162.5 million, respectively;

•	Total dilutive earnings per share of $1.58;

•	Adjusted EBITDA[2] of $136.3 million - raised full year guidance by 11%[3];

•	Organic free cash flow net to CEIX shareholders[2] of $122.6 million;

•	Reduced outstanding debt and equity by $22.8 million and $2.0 million, respectively;

•	Total net leverage ratio[2] reduced to 1.6x compared to 2.4x at the end of the fourth quarter of 2017;

•	Record quarter for coal production and sales volume;

•	Secured new commitment in the domestic metallurgical coal market.

Management Comments

“Strong domestic and international demand for our product coupled with outstanding performance at the Pennsylvania Mining Complex (PAMC) allowed us to deliver a record sales and production quarter,” said Jimmy Brock, Chief Executive Officer of CONSOL Energy Inc. “This year is shaping up to be a very strong first year for CEIX as a public company as we continue to exceed the expectations that we laid out at the time we went public. While strong coal prices powered our first quarter results, record production and cost performance drove the solid second quarter results. Our second quarter sales volume of 7.8 million tons represented an annualized run rate of more than 28.5 million tons, the highest in the 35+ year history of the PAMC. This was made possible due to the tireless efforts of our employees, well-synchronized logistics with our customers and transportation providers, modest initial benefits from our debottlenecking projects and strong demand for our product. I am also very pleased with the improving safety performance at the PAMC, which resulted in a 9% reduction in employee safety incidents in the first half of 2018 compared to the year-ago period. We continue to target further improvements on the safety front with our goal of zero life altering incidents."

"The demand outlook for the second half of 2018 remains robust with low coal stockpiles domestically, attractive BTU value of our coal relative to other fuels globally and our ability to capture market share. This confidence in demand and in our execution capabilities allows us to increase our 2018 guidance for the second consecutive quarter. Consistent with our previously stated goals, we have reduced the total net leverage ratio for CEIX to 1.6x, a level we feel very comfortable with, which gives us more flexibility to pursue shareholder friendly actions."

Pennsylvania Mining Complex (PAMC) Review and Outlook

PAMC Sales and Marketing

CEIX had a record sales quarter in which it sold 7.8 million tons of coal during the second quarter of 2018 at an average revenue per ton of $47.34 compared to 6.8 million tons at an average revenue per ton of $44.75 in the year-ago period. The average revenue per ton benefited from stronger pricing on our export sales and our domestic netback contracts. Our logistics team did an excellent job synchronizing shipments with our logistics partners at the rails and ports to move record volumes through the system.

On the domestic front, customer inventories remain low. According to the Energy Information Administration (EIA), inventories at domestic utilities stood at approximately 128 million tons at the end of May, down by approximately 21% from the same period a year ago. Furthermore, inventories at several of our key customers' Northern Appalachian (NAPP) rail-served power plants continue to average around 20 days. As mines, plants and railroads return from their annual maintenance shutdown period and with summer weather now upon us, CEIX expects demand to remain strong. We believe low inventories at domestic utilities coupled with continued strong international pull for our product should bode well as we enter the fall contracting season. CEIX is 74% contracted for 2019 and 32% contracted for 2020, assuming a 27 million ton annual run rate. We believe, as global coal demand is expected to continue to grow over the next several years, global supply will be challenged to keep pace due to several years of underinvestment and the lead time required to bring new brownfield or greenfield production online. A major competitive advantage of the PAMC is production sustainability based on its diversified longwalls, capital invested and long-life reserves. We will continue to benefit both domestically and abroad where many coal mines face normal depletion impacts and a lack of investment.

New Market Developments

During the second quarter, CEIX entered into a coal supply contract with a domestic coke producer, representing its first multi-shipment deal in the domestic metallurgical coal market since 2013. As previously disclosed, the sulfur levels at the PAMC have begun to decline. The lower sulfur, coupled with high fluidity and low cost, makes our product a better fit in the domestic metallurgical market and improves its competitiveness in the international crossover metallurgical markets as well. In the long term, we believe that this domestic market development will allow us to maximize our revenue potential and expand into the domestic metallurgical coal market. Our other five addressable markets where we are currently present include - export thermal, export industrial, export metallurgical, domestic thermal, and domestic industrial.

CEIX was also successful in expanding its sales portfolio by entering into an 18-month agreement with a domestic utility customer in the Midwest. This customer fits well with our domestic strategy of targeting top-performing power plants that are well-positioned to compete with natural gas and grow market share as other coal-fired plants retire.

During the quarter, we successfully completed a contract to remarket PAMC coal to new end-users in China, Europe and Africa. We continue to pursue coal sales in other potential international markets, including Turkey. While there continues to be uncertainty around the relaxation of sulfur restrictions for imported coal in Turkey, we believe the PAMC is well positioned, due to its product quality and cost structure, to enter the Turkish market should the opportunity arise.

Operations Summary

CEIX achieved strong second quarter production of 7.7 million tons, which compares to 6.8 million tons in the second quarter of 2017. During the quarter, we benefited from increased production at all three of our mines at the PAMC. Enlow Fork finished off the F27 panel, which was geologically very challenging, and has now transitioned to F28, which we believe will provide some operational relief as we improve our ability to manage these conditions. Our team continues to look forward to mid-2019, when the F side wall at the Enlow Fork mine will move to a different district, which we believe will provide much better mining conditions. Productivity at the PAMC, as measured by tons per employee-hour, improved 14% during the second quarter compared to the year-ago period and reached a level not seen since the first quarter of 2004.

CEIX shipped 7.8 million tons of coal during the second quarter, compared to 6.8 million tons in the year-ago quarter. The improvement in coal sales volume was driven by strong production and continued robust demand from our customers. Total coal revenue for the second quarter came in at $370.7 million and improved by $67.0 million compared to the year-ago quarter, primarily driven by $2.59 per ton higher revenue and 1.0 million more tons of coal sold. Our average revenue per ton increased to $47.34 from $44.75 in the year-ago quarter, as pricing improved on our export and domestic netback contracts.

the Company's total costs during the second quarter were $359.5 million compared to $290.2 million in the year-ago quarter, driven largely by a $28.0 million increase in total costs and expenses at the PAMC due to higher production volume, a $23.2 million increase in non-production depreciation, depletion and amortization and a $17.6 million increase in interest expense. Average cash cost of coal sold per ton2 was $26.99 compared to $29.08 in the year-ago quarter. This improvement was largely driven by a $1.02 per ton reduction in lease/rental expense and a $0.58 per ton improvement from labor productivity as discussed earlier. Average cash margin per ton sold2 for the second quarter of 2018 expanded by $4.68, or 30%, to $20.35 per ton compared to the year-ago period, driven by higher average revenue per ton and lower average cash cost of coal sold per ton.

Other costs increased by $12.0 million compared to the year-ago quarter, due to an increase in discretionary employee benefit expense and demurrage charges.

		Three Months Ended
		June 30, 2018	June 30, 2017

Coal Production	million tons	7.7	6.8
Coal Sales	million tons	7.8	6.8
Average Revenue Per Ton	per ton	$47.34	$44.75
Average Cash Costs of Coal Sold[2]	per ton	$26.99	$29.08
Average Cash Margin Per Ton Sold[2]	per ton	$20.35	$15.67

CONSOL Marine Terminal Review

For the second quarter of 2018, throughput volumes out of the CONSOL Marine Terminal were 3.5 million tons compared to 3.6 million tons in the year-ago period. For the second quarter, terminal revenue and terminal operating costs were $16.7 million and $6.0 million, respectively, compared to $14.9 million and $4.5 million, respectively, in the year-ago period. We expect the terminal to benefit from the recently-executed export contract, which provides a firm and attractive revenue stream for the next two years.

Debt Reduction and Share Repurchases

Taking advantage of the strong organic free cash flow net to CEIX shareholders2 generated during the quarter, CEIX repurchased approximately $22.8 million of various tranches of debt (Term Loan A-$11.3 million, Term Loan B-$1.0 million and second lien notes-$10.5 million) at an effective average coupon rate of 8.7%. We also took advantage of the volatility in our stock price to repurchase 47 thousand shares at an average price of $42.47 per share. Year-to-date, CEIX has effectively repurchased $48.8 million or approximately 5.4% of our outstanding debt that carried an effective average coupon rate of 8.5% and approximately 91 thousand shares of common stock at an average price of $36.05 per share. As of June 30, 2018, CEIX had $284.5 million of cash and cash equivalents and restricted cash.

2018 Guidance and Outlook

Based on our strong year-to-date results, robust coal demand and production expectations, we are improving several items of our financial and operating performance guidance for 2018.

•	Coal Sales Volumes (100% PAMC) - 26.4-27.4 million tons

•	Coal average revenue per ton sold - $47.75-$48.75

•	Terminal throughput volume - 12-15 million tons

•	Cash cost of coal sold per ton[3] - $28.50-$29.50

•	Adjusted EBITDA[3] (incl. 100% PAMC) - $425-$465 million

•	Effective tax rate - 8-12%

•	Capital expenditures (incl. 100% PAMC) - $125-$145 million

Second Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Coal Resources LP, during which management will discuss the second quarter 2018 financial and operational results, is scheduled for August 2, 2018 at 11:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-870-4263
Participant international dial in        1-412-317-0790

Availability of Additional Information

Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.consolenergy.com.

We have also filed our Form 10-Q with the Securities and Exchange Commission (SEC) in conjunction with this earnings release. Investors seeking our detailed financial statements can refer to the Form 10-Q.

1The results reflect predecessor performance prior to November 29, 2017, and CONSOL Energy Inc. performance after that date.
2"Adjusted EBITDA", "Organic free cash flow net to CEIX shareholders", and "Net Leverage Ratio" are non-GAAP financial measures and "Cash cost of coal sold per ton, "Average cash margin per ton sold", and "Cost of coal sold per ton" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures."
3CEIX is unable to provide a reconciliation of Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP, nor a reconciliation of cash cost of coal sold per ton, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal and crossover metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. Our flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~736 million reserve tons associated with the Pennsylvania Mining Complex, the company also controls approximately 1.6 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 485-4017
zacherysmith@consolenergy.com

Condensed Consolidated Statement of Cash Flows
The following table presents a condensed consolidated statement of cash flows for the three months ended June 30, 2018 and 2017 (in thousands):

	Three Months Ended June 30,
	2018	2017
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$52,709	$52,246
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	54,961	25,268
Other Non-Cash Adjustments to Net Income	339	(1,933)
Changes in Working Capital	54,451	(20,091)
Net Cash Provided by Operating Activities	162,460	55,490
Cash Flows from Investing Activities:
Capital Expenditures	(34,243)	(14,208)
Proceeds from Sales of Assets	836	7,276
Net Cash Used in Investing Activities	(33,407)	(6,932)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt	(28,005)	(8,990)
Distributions to Noncontrolling Interest	(5,587)	(5,468)
Other Financing Activities	(2,676)	(33,999)
Net Cash Used in Financing Activities	(36,268)	(48,457)
Net Increase in Cash and Cash Equivalents and Restricted Cash	$92,785	$101
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	191,718	6,638
Cash and Cash Equivalents and Restricted Cash at End of Period	$284,503	$6,739

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cost of coal sold per ton, less depreciation, depletion and amortization. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

We define leverage ratio as the ratio of net debt to the last twelve months' (LTM) earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2018	2017
Total Costs and Expenses	$359,532	$290,194
Freight Expense	(17,444)	(17,762)
Selling, General and Administrative Costs	(15,705)	(20,338)
Loss on Debt Extinguishment	(1,723)	—
Interest Expense, net	(21,504)	(3,944)
Other Costs (Non-Production)	(35,955)	(25,688)
Depreciation, Depletion and Amortization (Non-Production)	(9,548)	13,638
Cost of Coal Sold	$257,653	$236,100
Depreciation, Depletion and Amortization (Production)	(45,413)	(38,906)
Cash Cost of Coal Sold	$212,240	$197,194

The following table presents a reconciliation of average cash margin per ton to coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,
	2018	2017
Total Coal Revenue	$370,697	$303,707
Operating and Other Costs	248,195	222,882
Less: Other Costs (Non-Production)	(35,955)	(25,688)
Total Cash Cost of Coal Sold	212,240	197,194
Depreciation, Depletion and Amortization	54,961	25,268
Less: Depreciation, Depletion and Amortization (Non-Production)	(9,548)	13,638
Total Cost of Coal Sold	$257,653	$236,100
Total Tons Sold (in millions)	7.8	6.8
Average Revenue per Ton Sold	$47.34	$44.75
Average Cash Cost per Ton Sold	26.99	29.08
Depreciation, Depletion and Amortization Costs per Ton Sold	5.91	5.71
Average Cost per Ton Sold	32.90	34.79
Average Margin per Ton Sold	14.44	9.96
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	5.91	5.71
Average Cash Margin per Ton Sold	$20.35	$15.67

The following table presents a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

	Three Months Ended June 30,
	2018	2018	2018	2017
Dollars in thousands	PA Mining Complex	Other	Total Company	Total Company
Net Income (Loss)	$85,173	$(32,464)	$52,709	$52,246

Add: Income Tax Expense	—	3,032	3,032	9,611
Add: Interest Expense, net	—	21,504	21,504	3,944
Less: Interest Income	—	(467)	(467)	(457)
Earnings (Loss) Before Interest & Taxes (EBIT)	85,173	(8,395)	76,778	65,344

Add: Depreciation, Depletion & Amortization	47,582	7,379	54,961	25,268

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$132,755	$(1,016)	$131,739	$90,612

Adjustments:
Stock/Unit-Based Compensation	$2,584	$224	$2,808	$5,005
Loss on Debt Extinguishment	—	1,723	1,723	—
Total Pre-tax Adjustments	2,584	1,947	4,531	5,005

Adjusted EBITDA	$135,339	$931	$136,270	$95,617

Less: Adjusted EBITDA Attributable to Noncontrolling Interest	13,126	—	13,126	10,302

Adjusted EBITDA Attributable to CONSOL Energy Inc. Shareholders	$122,213	$931	$123,144	$85,315

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	June 30, 2018	December 31, 2017
Net Income	$107,545	$82,569
Plus:
Interest Expense	60,681	26,098
Depreciation, Depletion and Amortization	198,173	172,002
Income Taxes	77,428	87,228
Stock/Unit-Based Compensation	17,975	22,085
CCR Adjusted EBITDA per Credit Agreement	(117,801)	(100,805)
Cash Distributions from CONSOL Coal Resources LP	34,863	34,509
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(1,791)	407
Other Adjustments to Net Income	3,278	(5,216)
Consolidated EBITDA per Credit Agreement	$380,351	$318,877

Consolidated First Lien Debt	$505,610	$503,949
Senior Secured Second Lien Notes	279,476	300,000
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	2,085	2,085
Consolidated Indebtedness per Credit Agreement	890,036	908,899
Less:
Advance Royalty Commitments	2,085	2,085
Cash on Hand	277,643	152,446
Consolidated Net Indebtedness per Credit Agreement	$610,308	$754,368

Net Leverage Ratio (Net Indebtedness/EBITDA)	1.6	2.4

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

Organic Free Cash Flow	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017
Net Cash Provided by Operations	$162,460	$55,490
Capital Expenditures	(34,243)	(14,208)
Organic Free Cash Flow	$128,217	$41,282

Distributions to Noncontrolling Interest	(5,587)	(5,468)
Organic Free Cash Flow Net to CEIX Shareholders	$122,630	$35,814

Free Cash Flow	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017
Net Cash Provided by Operating Activities	$162,460	$55,490

Capital Expenditures	(34,243)	(14,208)
Proceeds from Sales of Assets	836	7,276
Free Cash Flow	$129,053	$48,558
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: whether the operational, strategic and other benefits of the separation can be achieved; whether the costs and expenses of the separation can be controlled within expectations; deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our coal affecting our operating results and cash flows; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; the effect of our affiliated company credit agreement on our cash flows; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; our inability to acquire additional coal reserves and other assets; our inability to control the timing of divestitures and whether they provide their anticipated benefits; the availability and reliability of transportation facilities and other systems, disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position because of the competitive nature of coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for coal; the risks inherent in coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, delays in moving out longwall equipment, railroad derailments, security breaches, cybersecurity threats or terroristic acts and other hazards, timing of completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our coal mining operations; obtaining, maintaining and renewing governmental permits and approvals for our coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal operations; the effects of mine closing, reclamation and certain other liabilities; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; uncertainties in estimating our economically recoverable coal reserves; the outcomes of various legal proceedings, including those which are more fully described herein; exposure to employee-related long-term liabilities; failure by Murray Energy to satisfy certain liabilities it acquired from CNX Resources Corporation (“ParentCo”), or failure to perform its obligations under various arrangements, which ParentCo guaranteed and for which we have indemnification obligations to ParentCo; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; certain provisions in our multi-year coal sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; the majority of our common units in CONSOL Coal Resources LP are subordinated, and we may not receive distributions from CONSOL Coal Resources LP; the potential failure to retain and attract skilled personnel of CEIX; the impact of the separation and the distribution and risks relating to CEIX's ability to operate effectively as an independent, publicly traded company, including various costs associated with operation, and any difficulties associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements; unfavorable terms in our separation from ParentCo, related agreements and other transactions and CEIX’s agreement to provide certain indemnification to ParentCo following the separation; any failure of CEIX’s customers, prospective customers, suppliers or other companies with whom CEIX conducts business to be satisfied with CEIX’s financial stability, or CEIX’s failure to obtain any consents that may be required under existing contracts and other arrangements with third parties; a determination by the IRS that the distribution or certain related transactions should be treated as a taxable transaction; CEIX’s ability to engage in desirable strategic or capital-raising transactions after the separation; the existence of any actual or potential conflicts of interest of CEIX’s directors or officers because of their equity ownership in ParentCo following the separation and distribution; exposure to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements as a result of the separation and related transactions; uncertainty with respect to CEIX’s common stock, including as to whether an active trading market will develop for the CEIX’s common stock, potential stock price volatility and future dilution; the existence of certain anti-takeover provisions in our governance documents, which could prevent or delay an acquisition of CEIX and negatively impact the trading price of CEIX’s common stock; and other unforeseen factors.

The above list of factors is not exhaustive or necessarily in order of importance. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements include those discussed under “Risk Factors” in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.